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                            CONSOLIDATED EDISON, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                               TWELVE MONTHS ENDED
                             (Thousands of Dollars)

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                                                                  SEPTEMBER                SEPTEMBER
                                                                    2000                     1999

                                                              ------------------      ------------------

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Earnings

      Net Income for Common Stock                                      $658,316                $710,883
      Preferred Dividends                                                13,593                  13,593
      Federal Income Tax                                                294,548                 432,052
                                                              ------------------      ------------------

                Total Earnings Before Federal Income Tax                966,457               1,156,528

Fixed Charges*                                                          411,362                 348,021
                                                              ------------------      ------------------
                Total Earnings Before Federal Income Tax
                   and Fixed Charges                                 $1,377,819              $1,504,549
                                                              ==================      ==================



      * Fixed Charges

      Interest on Long-Term Debt                                       $336,842                $298,281
      Amortization of Debt Discount, Premium and Expense                 12,762                  13,687
      Interest on Component of Rentals                                   17,579                  18,213
      Other Interest                                                     44,179                  17,840
                                                              ------------------      ------------------

                Total Fixed Charges                                    $411,362                $348,021
                                                              ==================      ==================



      Ratio of Earnings to Fixed Charges                                   3.35                    4.32

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